The Allied Defense Group, Inc.

For More Information, Contact:
FOR IMMEDIATE RELEASE April 25, 2006	Crystal B. Leiderman Director, Investor Relations 800-847-5322 Jim Drewitz, Investor Relations 972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES NEW STRATEGIC

INITIATIVES TO INCREASE SHAREHOLDER VALUE

VIENNA, Virginia, April 25, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announced today a unanimous Board of Directors decision to approve a series of strategic and corporate governance initiatives to increase shareholder value and keep pace with evolving best governance practices.

These initiatives include:

•	Shaping Board composition to optimize independence and enhance diversity and financial skill sets;

•	Establishing a Board committee to identify, review and recommend strategic financial alternatives to increase shareholder value; and

•	Modernizing our shareholder rights plan.

These initiatives were formalized following discussions with Pirate Capital LLC, the Company’s largest shareholder, and are detailed within a written agreement between Pirate Capital and the Company.

The Board of Directors has agreed to expand the size of the board from seven to nine members. The slate of directors for the 2006 annual meeting will include the existing seven members of the Board of Directors and two new nominees: John J. Marcello, the Chief Executive Officer and President of The Allied Defense Group, and Zachary R. George, a senior investment analyst for Pirate Capital. Additionally, ADG’s Nominating Committee has initiated a search to identify up to two new independent director candidates with strong financial skills and in-depth electronic security industry experience to complement the substantial defense industry expertise of current ADG directors.

In connection with the new director search, the Nominating Committee will consider the appropriate size of the Board of Directors prior to the addition of any new director or directors, and after giving due consideration to input from Pirate Capital, the Company will consider the extent to which a reduction in the number of Company directorships may be appropriate.

The newly established Strategic Review Committee will work with an outside financial advisory firm to identify, consider, and recommend to ADG’s full Board actions and strategic financial alternatives to increase return on shareholder investment.

ADG’s shareholder rights plan will be modified to include a three-year independent director evaluation (TIDE) feature so that a committee of fully independent directors will be required to review the rights plan in consultation with outside experts at least once every three years to assess its terms, conditions and whether the continuation remains in the best interests of all ADG shareholders. The Company has also decided to increase the “acquiring person” threshold from 15% to 20%.

General (Ret.) J. H. Binford Peay, III, ADG’s Board Chairman, said “We have listened very carefully to our shareholders and have approved these initiatives in direct response. Adding up to two new independent directors will refresh our board with new talent, objectivity and perspective, while preserving a core of experience and consideration of the interests of our entire shareholder base.

“Establishing a Strategic Review Committee is consistent with our primary fiduciary responsibility - increasing value for all of our shareholders – and to that end, pursuing all reasonable and appropriate means to increase shareholder value.

“Finally, we will modify our shareholder rights plan to make sure it protects the rights of all of our shareholders. Our rights plan modifications are intended to strike the proper balance for enabling our Board to maximize flexibility while carefully considering those transactions that may not offer appropriate value,” concluded General Peay.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “Allied Defense is at an inflection point in its evolution.  We have vision for maximizing value for our shareholders and have charted a course to get there.  I am confident that these initiatives are a positive contribution to that effort.”

The new independent director search is expected to be completed after this year’s annual meeting and prior to the Fall. Establishment of the Strategic Review Committee and its engagement of an outside financial advisory firm, as well as modifications to the shareholder rights plan, will be formalized promptly after this year’s annual meeting.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.